FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                      Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


1.  Name and Address of Reporting Person*

    Sphere Corporation
    United Technologies Building
    One Financial Plaza
    Hartford, Connecticut  06101

2.  Date of Event Requiring Statement (Month/Day/Year)

    10/21/99

3.  IRS or Social Security Number of Reporting Person, if an Entity (Voluntary)



4.  Issuer Name and Ticker or Trading Symbol

    Cade Industries, Inc. (CADE)

5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    |_| Director                                    |X|  10% Owner
    |_| Officer (give title below)                  |_|  Other (specify below)

6.  If Amendment, Date of Original(Month/Day/Year)



7.  Individual or Joint/Group Filing (Check applicable line)

    |_| Form filed by One Reporting Person
    |X| Form filed by More than One Reporting Person






*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).


             Table I - Non-Derivative Securities Beneficially Owned

   1.   Title of Security                     2.   Amount of Securities        3.  Ownership              4.   Nature of Indirect
        (Instr. 4)                                 Beneficially Owned              Form:  Direct               Beneficial Ownership
                                                   (Instr. 4)                      (D) or Indirect             (Instr. 5)
                                                                                   (I) (Instr. 5)
        Common Stock, par value $.001 per share       6,088,723                          D(1)










Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                            (Print or Type Responses)


                  Table II - Derivative Securities Beneficially
      Owned (e.g., puts, calls, warrants, options, convertible securities)

 1.  Title of    2.  Date Exercisable and      3.  Title and Amount        4. Conversion or   5. Ownership Form of     6. Nature of
     Derivative      Expiration Date               of Securities              Exercise           Derivative               Indirect
     Security        (Month/Day/Year)              Underlying Derivative      Price of           Security:  Direct        Beneficial
    (Instr. 4)                                     Security (Instr. 4)        Derivative         (D) or Indirect (I)      Ownership
                                                                               Security          (Instr. 5)               (Instr. 5)

                     Date            Expiration                Amount or
                     Exercisable     Date          Title       Number of
                                                               Shares




  Explanation of Responses:

(1) These securities are owned solely by Sphere Corporation, which is a member of a group with United Technologies Corporation for the purpose of Section 13(d) of the Exchange Act.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

**   Signature of Reporting Person

SPHERE CORPORATION

By:    /s/ Ari Bousbib
       ---------------
Name:  Ari Bousbib
Title: President and Director
Date:  October 29, 1999

                             Joint Filer Information
                             -----------------------


Name:                               United Technologies Corporation


Address:                            United Technologies Building
                                    One Financial Plaza
                                    Hartford, Connecticut  06101



Designated Filer:                   Sphere Corporation

Issuer and
Ticker Symbol:                      Cade Industries,  Inc. (CADE)

Date of Event
Requiring Statement:                10/21/99



Signature:     UNITED TECHNOLOGIES CORPORATION


               By:  /s/  Jay L. Haberland
                    -------------------------------
               Name:     Jay L. Haberland
               Title:    Vice President, Controller
               Date:     October 29, 1999